                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                             MULTIGRAPHICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

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     (4)  Date filed:

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

                              MULTIGRAPHICS, INC.
                               431 LAKEVIEW COURT
                             MT. PROSPECT, IL 60056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 21, 1997

To The Stockholders of Multigraphics, Inc.:

     The Annual Meeting of Stockholders of Multigraphics, Inc. will be held at the Westin O'Hare, 6100 River Road, Rosemont, Illinois on November 21, 1997 at 11:00 a.m. (Central Standard Time) for the following purposes:

     (1) To elect five members of the Board of Directors to serve until the next annual meeting or until their successors are elected and qualified;

     (2) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending July 31, 1998; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on October 1, 1997 has been fixed as the record date for the meeting. All holders of record of Common Stock on such date are entitled to notice of and to vote on all proposals presented at the meeting.

     Each stockholder, even though he or she now plans to attend the meeting, is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                        By Order of the Board of Directors,

                                        Steven R. Andrews, Secretary

Mt. Prospect, Illinois
October 20, 1997

                                   IMPORTANT

TO ASSURE PROPER REPRESENTATION AT THE MEETING, ALL STOCKHOLDERS ARE EARNESTLY REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         Thank you for acting promptly.

                              MULTIGRAPHICS, INC.
                               431 LAKEVIEW COURT
                          MT. PROSPECT, ILLINOIS 60056

                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                          INFORMATION CONCERNING PROXY

     This Proxy Statement is furnished to the stockholders of Multigraphics, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on November 21, 1997 at 11:00 a.m. (Central Standard Time) and at any adjournment thereof (the "Meeting"). This Proxy Statement and the form of proxy were initially mailed to holders of the Company's Common Stock on or about October 17, 1997.

     The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Meeting will be voted as indicated on the proxy. Any proxy may be revoked at any time before it is voted at the Meeting (i) by sending a subsequently dated proxy or by giving written notice to the Company, in each case to the attention of Steven R. Andrews, Secretary, at the address set forth above, or (ii) by attending the Meeting, withdrawing the proxy and voting the shares in person.

                                 VOTING RIGHTS

     The Company's Common Stock is the only class of voting securities outstanding. On October 1, 1997, the record date for determining stockholders entitled to notice of and to vote at the Meeting, the Company had 2,812,952 shares of Common Stock outstanding. Stockholders of record as of the close of business on October 1, 1997 are entitled to one vote for each full share of Common Stock held of record. The Common Stock does not have cumulative voting rights.

                                  PROXY VOTING

     At the Meeting, the stockholders will (1) elect five directors, and (2) vote upon the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending July 31, 1998 ("Fiscal 1998"). As of the date of this Proxy Statement the Board does not know of any other matters that may come before the Meeting. However, if any other matters properly come before the Meeting, the proxy holders intend to vote the proxies received by them at their discretion.

     With respect to the election of directors, a stockholder may (a) vote "FOR" the election of all five of the nominees for director named in this Proxy Statement, (b) "WITHHOLD" authority to vote for all the nominees, or (c) vote "FOR" the election of each nominee for director named in this Proxy Statement other than any nominee with respect to whom the stockholder withholds authority by writing such nominee's name in the space provided on the proxy card. If a quorum is present at the Meeting, the five candidates for director receiving the greatest number of votes will be elected. Withholding authority to vote for a particular nominee will not prevent that nominee from being elected. Non-votes with respect to the election of directors will not affect the outcome of the election of directors.

     With respect to the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 1998, a stockholder may (a) vote "FOR" ratification, (b) vote "AGAINST" ratification, or (c) "ABSTAIN" from voting on the proposal. Assuming a quorum is present at the Meeting, the affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote on the appointment of Arthur Andersen LLP as the Company's independent accountants will be required for approval of the proposal. Non-votes with respect to the ratification of the appointment of Arthur Andersen LLP will not affect the outcome of the vote on this matter. A vote to abstain from voting on the proposal has the effect of a vote against the proposal.

     If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter, such non-voted shares will not be considered present and entitled to vote on such matter, although such shares may be considered present and entitled to vote on other matters and will count for the purpose of determining the presence of a quorum.

     Shares of Common Stock will be voted by the proxy holders as instructed in the accompanying proxy, if signed and returned to the Company, on each matter submitted to the stockholders. The Board recommends a vote FOR all five nominees for director named below, and FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 1998.

     If no instructions are given, the shares will be voted "FOR" the election of all five nominees for director named below and "FOR" ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 1998.

                             PRINCIPAL STOCKHOLDERS

     At October 7, 1997 to the Company's knowledge based on statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act") or upon information furnished in writing to the Company by the persons or entities involved, the following were the only persons, entities or groups owning beneficially 5% or more of the outstanding Common Stock entitled to vote at the Meeting:

                                                                 AMOUNT AND
                                                                 NATURE OF
                      NAME AND ADDRESS                           BENEFICIAL        PERCENT OF
                    OF BENEFICIAL OWNER                         OWNERSHIP(1)        CLASS(2)
                    -------------------                         ------------       ----------
Lion Advisors, L.P.(3)......................................      750,000             25.8%
  Two Manhattanville Road
  Purchase, NY
AIF II, L.P.(3).............................................      260,164              8.9%
  c/o Apollo Advisors, L.P.
  Two Manhattanville Road
  Purchase, NY
BEA Associates(4)...........................................      516,046             17.7%
  153 East 53rd Street
  One Citicorp Center
  New York, New York 10022
State of Wisconsin Investment Board.........................      267,640              9.2%
  P.O. Box 7842
  Madison, Wisconsin 53707
Fidelity Bankers Life Insurance Company.....................      258,023              8.9%
  1011 Boulder Springs Drive
  Richmond, VA 22255

-------------------------
(1) Unless otherwise indicated in a note to the table, to the Company's knowledge, ownership includes sole voting power and sole investment power.

(2) Based on shares of Common Stock outstanding as of October 7, 1997 plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act.

(3) The shares shown for Lion Advisors, L.P. are beneficially held for the Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Lion Advisors, L.P. is an affiliate of Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore, a director of the Company, is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. and may be deemed to beneficially own these shares. Mr. Moore disclaims beneficial ownership of all of such shares. Mr. Benjamin is a limited partner of each of Lion Advisors, L.P., Apollo Advisors, L.P. and AIF II, L.P. Mr. Benjamin disclaims beneficial ownership of all of such shares. See "Security Ownership of Directors and Executive Officers."

(4) Shares held by BEA Associates for Executive Life Insurance Company of New York, 123 William Street, New York, NY 10038. Executive Life Insurance Company has sole voting power and sole investment power for these shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the number of shares of Common Stock that are beneficially owned, directly or indirectly, as of October 7, 1997, by each director, by each executive officer named in the Summary Compensation Table on page 10, and by all directors and all executive officers (including the named executive officers) as a group.

     Unless otherwise indicated in a note to the table, to the Company's knowledge, ownership includes sole voting power and sole investment power.

                                                                AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                   POSITION          BENEFICIAL OWNERSHIP(1)(2)   OUTSTANDING SHARES
------------------------                   --------          --------------------------   ------------------
Robert E. Anderson III..........   Director                               5,166                *
Steven R. Andrews...............   Vice President/Secretary               9,596                *
Jeffrey D. Benjamin(3)..........   Director                               1,200                *
Mark F. Duchesne................   Vice President                         6,553
Robert N. Dangremond............   Director                               1,320                *
Jeff M. Moore(3)................   Director                           1,010,897                 34.7%
Thomas D. Rooney................   President/CEO                         17,331                *
All directors and executive
  officers as a group (9
  persons)(1)(2)(3).............                                      1,052,063                 36.1%

-------------------------
 *  Less than one percent

(1) Two of the Named Executive Officers reflected in the Summary Compensation Table below have ceased to be employed by the Company and are not included in this chart. On September 13, 1996, Mr. Roberts resigned as an officer of the Company. Mr. Rooney succeeded Mr. Roberts as the President of AM Multigraphics. On May 28, 1997, Mr. Brady resigned as Chairman, President and Chief Executive Officer of the Company. Mr. Moore succeeded Mr. Brady as Chairman and Mr. Rooney succeeded Mr. Brady as President and CEO, effective May 28, 1997.

(2) Amounts include shares acquirable within 60 days of October 7, 1997 pursuant to the exercise of currently outstanding options granted pursuant to the Company's 1994 Long-Term Incentive Plan (the "1994 Long Term Incentive Plan") as follows: Mr. Andrews, 8,400 shares, Mr. Duchesne, 6,240 shares, Mr. Rooney, 16,000 shares, Mr. Anderson, 1,166 shares, Mr. Moore, 733 shares, and 1,200 shares for each of Messrs. Benjamin and Dangremond.

(3) Includes 1,010,164 shares beneficially owned by Lion Advisors, L.P., Apollo Advisors, L.P. and AIF II, L.P. Mr. Moore is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore disclaims beneficial ownership of the indicated shares. Mr. Benjamin is a limited partner of each of Lion Advisors, L.P., Apollo Advisors L.P. and AIF II, L.P. Mr. Benjamin disclaims beneficial ownership of all such shares.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Five directors are to be elected to hold office until the next annual meeting or until their successors are elected and qualified.

     It is intended that the proxies solicited will be voted for the nominees named below unless otherwise directed. All nominees are presently members of the Board of Directors. Each nominee has consented to be named as a nominee and has indicated his intent to serve on the Board of Directors if elected. In the event any nominee becomes unavailable, the proxies solicited will be voted for the balance of those named and, unless the Board of Directors reduces the number of directors, for such substitute nominee as may be designated by the Board of Directors. Pursuant to the Company's By-laws, written notice of other qualifying nominations by stockholders for election to the Board of Directors must have been received by the Secretary no later than June 28, 1997. As no notice of any such other nominations was received, no other nominations for the Board of Directors may be made at the Meeting.

INFORMATION CONCERNING NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

ROBERT E. ANDERSON III, 63

     Director of the Company since January 26, 1995. Mr. Anderson retired recently as Executive Vice President, Planning and Development at Owens & Minor, Inc., a Virginia-based wholesale distributor of medical/surgical supplies and related products. He has held that position since 1994. Prior thereto, Mr. Anderson held a number of senior management positions at Owens & Minor, Inc. after its acquisition of Powers & Anderson in 1967. Mr. Anderson is a director of Mayer Electric Supply Company, a wholesale distributor of supplies, and a former director of the Savin Company, a distributor of copier machines.

JEFFREY D. BENJAMIN, 36

     Director of the Company since October 13, 1993. Since May 1996, Mr. Benjamin has been a Managing Director at UBS Securities LLC, a securities investment firm. From January 1996 to May 1996, Mr. Benjamin was a Managing Director at Bankers Trust Company, a financial services company. From 1992 to May 1996, Mr. Benjamin was an officer of Apollo Capital Management, Inc. and Lion Capital Management, Inc., which act as general partners of Apollo Advisors, L.P. and Lion Advisors, L.P., respectively. Mr. Benjamin is a limited partner of Apollo Advisors, L.P., which acts as managing general partner of Apollo Investment Fund, L.P. and AIF II, L.P., securities investment funds, and is a limited partner of Lion Advisors, L.P., which acts as financial advisor to and representative for Altus Finance and certain other institutional investors with respect to securities investments. From 1985 to 1992, Mr. Benjamin was a Vice President at Salomon Brothers Inc., an investment banking firm.

ROBERT N. DANGREMOND, 54

     Director of the Company since February 8, 1993. Since August 1995, Mr. Dangremond has acted as interim Chief Executive Officer and President of Forstmann & Company, Inc., a producer of clothing fabrics. From February 1993 to September 1994, Mr. Dangremond acted as interim Chairman of the Board, Chief Executive Officer, and President of the Company. Since September 1989 Mr. Dangremond has been a Principal with Jay Alix & Associates, a consulting firm specializing in the restructuring of major corporations. From 1982 to 1989 he was the CFO and Treasurer of Leach & Garner Company, a diversified manufacturing and trading company. Prior thereto, he served as a Vice President and Manager for Chase Manhattan Bank and a Sales and Marketing Manager for Scott Paper Company. Mr. Dangremond is also a director of Envirodyne Industries, Inc. and Forstmann & Company, Inc.

     Mr. Dangremond's appointment as interim Chief Executive Officer and President of Forstmann & Company, Inc. ("Forstmann") and, prior thereto, as interim Chairman of the Board, President and Chief Executive Officer of the Company, were each made in connection with turnaround consulting services provided by Jay Alix & Associates, of which Mr. Dangremond is a principal. On May 17, 1993, the Company filed a petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), and on September 29, 1993, a plan of reorganization was confirmed. On September 22, 1995, Forstmann filed a petition under Chapter 11 of the Bankruptcy Code, and on July 23, 1997, a plan of reorganization was confirmed.

JEFF M. MOORE, 38

     Chairman of the Board since May 28, 1997 and Director of the Company since February 14, 1996. Mr. Moore has been a limited partner of Apollo Advisors, L.P. and Lion Advisors, L.P., which act as managing general partner of Apollo Investment Fund, L.P. and AIF II, L.P. respectively, securities investment funds, and a financial advisor to and representative for certain institutional investors with respect to securities investments since 1992. From 1990 until joining Apollo, Mr. Moore was Vice President -- Investment Management at First Executive Corporation where he was responsible for the management of a diversified fixed income portfolio. Prior to 1990, Mr. Moore was a Certified Public Accountant at Deloitte & Touche LLP where he specialized in financial instruments and credit analysis.

THOMAS D. ROONEY, 50

     President and CEO of the Company since May 28, 1997. President of the former AM Multigraphics division from August 1996 to May 28, 1997, Vice President of the Company since February 1986, Chief Financial Officer since August 1993, and Controller and Chief Accounting Officer of the Company from September 1989 to August 1993. From 1986 to 1989, Mr. Rooney was President of the Company's former AM Bruning division, a manufacturer and distributor of equipment, supplies and services for the engineering graphics market.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met 14 times from August 1, 1996 to July 31, 1997 ("Fiscal 1997"). Each director of the Company attended at least 75% of the meetings of the Board of Directors and the meetings of all committees of which such director was a member.

     The Board of Directors of the Company has the following standing committees: the Audit Committee and the Management and Compensation Committee (the "Compensation Committee").

     The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements. The Audit Committee also reviews the independent public accountants' planning and results of the audit engagement, the scope and results of the Company's procedures for internal auditing, the independence of the auditors, the adequacy of the Company's system of internal accounting controls and the scope of audit and non-audit services. Members of the Audit Committee are Mr. Moore (Chairman), and Messrs. Anderson, Benjamin and Dangremond. The Audit Committee met 3 times in Fiscal 1997.

     The Compensation Committee administers and makes awards under the Company's 1994 Long Term Incentive Plan, the Executive Incentive Compensation Plan, and all retirement plans of the Company. The Compensation Committee also studies and recommends the implementation of all compensation programs for directors, officers and employees of the Company. Members of the Compensation Committee are Mr. Benjamin (Chairman), and Messrs. Anderson, Dangremond and Moore. The Compensation Committee met 5 times in Fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     By Letter Agreement dated January 27, 1993 the Company entered into an agreement with J. Alix & Associates pursuant to which J. Alix & Associates provided financial consulting services for the completion of the development and implementation of programs to improve the Company's business strategies, operating plans, financial condition and performance. Pursuant to the terms of the Letter Agreement, Robert N. Dangremond, principal in J. Alix & Associates, acted as interim Chairman of the Board, President and CEO of the Company from February 8, 1993 through September 14, 1994. In addition to his responsibilities as interim Chairman, President and Chief Executive Officer, Mr. Dangremond also assumed operational responsibilities for AM Multigraphics from August 1994 through December 1994.

REMUNERATION OF DIRECTORS

     Directors are reimbursed for travel and expenses related to attendance at meetings of the Board of Directors or Board committees. The cash compensation for non-employee directors consists of a quarterly retainer of $2,500 plus a grant of shares of Company Common Stock equal in value to the quarterly cash retainer, valued at the closing price as of the end of each fiscal quarter, along with a fee of $750 for attendance at meetings which are in addition to regular meetings, whether in person or by telephone. The reduction in cash compensation for non-employee directors is intended both to reduce the Company's overhead and to base a more significant portion of the directors' compensation on the performance of the Company's stock. Directors who are officers of the Company receive no additional compensation for their services as directors.

     On August 27, 1987, the Board of Directors approved a retirement plan for outside directors with a minimum of five years of service. Under the plan, eligible directors commenced receiving benefits upon the later of attainment of age 65 and the actual date of retirement. The benefit payable under the plan is 75% of the annual retainer in effect at the time of retirement, payable in equal annual installments. The number of annual installments is equal to the number of years of service, with payments made on the August lst following the director's retirement. In 1988, the retirement plan was amended to provide that all outside directors become eligible immediately upon a change in control of the Company. The plan also provides for mandatory retirement upon attainment of age 70, except for all persons over the age of 65 serving as directors at the time of adoption of the plan. Upon the effective date of the Company's Plan of Reorganization, the retirement plan for outside directors was assumed as an executory contract and in August 1997, the fourth installment of payments was paid to five former directors in the aggregate amount of $63,000. Annual payments are expected to continue to certain former directors through the year 2009.

     Pursuant to the terms of the Company's 1994 Long Term Incentive Plan, non-employee directors are automatically granted, on the date of each annual meeting of stockholders, non-qualified options to purchase 400 shares of Common Stock at an option exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Such options are exercisable in part or in full on the date of grant and expire ten years after the date of grant. If a non-employee director ceases to be a director of the Company for any reason, each option held by such holder is exercisable for a period of three months after the date such holder ceases to be a director or until the expiration of the term of such option, whichever is shorter.

     The Company is not aware of any family relationship between any director or person nominated or chosen by the Board to become a director or an executive officer of the Company, its subsidiaries or its affiliates.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FIVE NOMINEES FOR DIRECTOR LISTED ABOVE.

EXECUTIVE COMPENSATION

  (a) Summary Compensation Table

     The following table reflects information with respect to the annual compensation for services in all capacities to the Company for the fiscal years ended July 31, 1997, July 31, 1996, and July 31, 1995, of those persons who were during the fiscal year ended July 31,1997, (i) the Chief Executive Officer and
(ii) the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                      ANNUAL COMPENSATION          COMPENSATION AWARDS
                                   --------------------------   --------------------------
                                                                 OTHER
            NAME AND                                             ANNUAL      RESTRICTED      ALL OTHER
      PRINCIPAL POSITION(1)        YEAR    SALARY     BONUS     COMP(2)    STOCK AWARDS(3)   COMP(4)(5)
      ---------------------        ----    ------     -----     -------    ---------------   ----------
Thomas D. Rooney.................  1997    208,114     71,364     24,505         8,484        1,003,748
  President                        1996    199,500          0     29,949             0           10,095
  Chief Executive Officer          1995    190,000     65,132     27,560             0          280,121
Steven R. Andrews................  1997    193,076          0     17,289         7,473          639,898
  Vice President                   1996    183,750          0     22,223             0            8,423
  and Secretary                    1995    175,000     59,990    106,554             0            4,308
Mark F. Duchesne.................  1997    150,000     37,576      5,801         2,349            9,932
  Vice President                   1996    145,600         --     93,408            --           11,182
  Distribution                     1995    140,000     77,151     11,684            --            5,085
Jerome D. Brady..................  1997    305,385          0     17,383        35,016        1,693,238
  Chairman                         1996    350,000          0     33,916             0           14,507
                                   1995    297,500    421,250     12,373       140,000            8,226
David A. Roberts.................  1997     52,788          0     13,325         7,473          180,009
  President-AM                     1996    225,000          0     19,150             0           10,440
  Multigraphics                    1995    108,173     60,000     69,995        60,000            4,573

-------------------------
(1) Except as noted below, the titles shown are the capacities in which each executive officer served at the end of Fiscal 1997. On September 13, 1996, Mr. Roberts resigned as an officer of the Company. Mr. Rooney succeeded Mr. Roberts as the President of Multigraphics. On May 28, 1997, Mr. Brady resigned as President and Chief Executive Officer of the Company. Mr. Rooney succeeded Mr. Brady as President and Chief Executive Officer, effective May 28, 1997. Mr. Duchesne became an executive officer of the Company on May 28, 1997.

(2) The amounts include taxes reimbursed during the fiscal year of $10,723 to Mr. Rooney, $8,374 to Mr. Andrews, $10,426 to Mr. Brady and $9,148 to Mr. Roberts. During fiscal year 1995, the Company paid relocation expenses of $91,640 for Mr. Andrews and $65,383 for Mr. Roberts. During fiscal year 1996, the Company paid relocation expenses of $88,212 to Mr. Duchesne and $8,654 in fiscal year 1995. Also included are amounts attributable to executive medical plan expenses, disability insurance and car allowances.

(3) Includes Stock Awards granted under the 1995 Executive Incentive Compensation Plan and the 1994 Long Term Incentive Plan. These shares were issued without restriction at the market price ($3.00 per share) on April 21, 1997.

(4) The amounts in this column for Fiscal 1997 include (i) premiums paid by the Company for executive life insurance of $3,851 for Mr. Rooney, $2,323 for Mr. Andrews, $901 for Mr. Duchesne, $3,689 for Mr. Brady, and $3,817 for Mr. Roberts and (ii) matching contributions under the Company's 401(k) plans of $10,017 for Mr. Rooney, $3,284 for Mr. Andrews, $9,214 for Mr. Duchesne, $4,664 for Mr. Brady and $1,192 for Mr. Roberts.

(5) Amounts shown include a payment of $175,000 to Mr. Roberts on September 13, 1996 in satisfaction and settlement of any and all rights Mr. Roberts might have had under any agreements with the Company or under various benefit and bonus plans maintained by the Company, and $259,483 to Mr. Rooney in satisfaction of obligations to Mr. Rooney under an employment agreement dated November 13, 1992. Amounts shown also include $989,634 paid to Mr. Rooney in Fiscal 1997, $634,255 to Mr. Andrews, and $1,684,885 to Mr. Brady in connection with certain restructuring actions and in satisfaction of potential rights under other agreements and benefit plans, as described below.

  (b) Stock Option/SAR Grants

     No SARs were awarded to the Named Executive Officers during Fiscal 1997. The following table describes the stock options granted in Fiscal 1997:

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES
                                                    INDIVIDUAL GRANTS                      OF STOCK PRICE APPRECIATION
                                  -----------------------------------------------------    ----------------------------
                                  NUMBER OF      PERCENT OF
                                    SHARES      TOTAL OPTIONS
                                  UNDERLYING     GRANTED TO
                                   OPTIONS      EMPLOYEES IN     EXERCISE    EXPIRATION
             NAME                 GRANTED(1)     FISCAL YEAR      PRICE         DATE           5%               10%
             ----                 ----------    -------------    --------    ----------        --               ---
Thomas D. Rooney..............      72,000          40.6%         $2.44       6/10/07         $110,371         $279,702
President and CEO
Mark F. Duchesne..............      21,600          12.2%         $2.44       6/10/07         $ 33,111         $ 83,910
Vice President,
  Distribution

-------------------------
(1) Portions of these grants are subject to the achievement of a financial condition in Fiscal 1998 (generation of $4.0 million in earnings before income taxes, depreciation and amortization), with 12,000 shares subject to such condition for Mr. Rooney and 3,600 for Mr. Duchesne.

  (c) Option Values

     The following table shows the number and value of unexercised stock options held by the Named Executive Officers as of July 31, 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING                IN-THE-MONEY
                                                                   OPTIONS/SARS                    OPTIONS/SARS
                                  SHARES                      AT FISCAL YEAR-END(A)          AT FISCAL YEAR-END(A)(B)
                                ACQUIRED ON     VALUE      ----------------------------    ----------------------------
                                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            NAME                    (#)          ($)           (#)             (#)             ($)             ($)
            ----                -----------    --------    -----------    -------------    -----------    -------------
T.D. Rooney.................         0            0          16,000          76,000             0               0
S.R. Andrews................         0            0           8,400           5,600             0               0
M.F. Duchesne...............         0            0           6,240          23,600
J.D. Brady..................         0            0          42,000          14,000             0               0
D.A. Roberts................         0            0               0               0             0               0

-------------------------
(a) No SARs were outstanding, as of July 31, 1997.

(b) Based on the closing market price of the Common Stock of $1.625 on July 31, 1997. As of July 31, 1997 all the outstanding options of the Company were out-of-the money.

  (d) Employment and Other Agreements

     The Company entered into an employment agreement with Mr. Brady, effective as of September 19, 1994. The agreement with Mr. Brady provided that he would serve as Chairman, President and Chief Executive Officer of the Company until September 19, 1996, at which time his employment term would be automatically extended for successive one-year periods unless either party notifies the other that the term will not be extended at least one year prior to the termination date. The Company's obligations to Mr. Brady under this agreement have been satisfied in connection with the various restructuring actions taken by the Company as described below.

  Change-In-Control Agreement

     In July 1995, the Board authorized the Company to enter into agreements with each of Jerome D. Brady, President and Chief Executive Officer, Thomas D. Rooney, Vice President and Chief Financial Officer, David A. Roberts, Vice President and President of AM Multigraphics, and Steven R. Andrews, Vice President, General Counsel and Secretary, to secure their continued service in the event of any "Change-in-Control" (collectively, the "Change-in-Control Agreements"). Mr. Roberts' Change-in-Control agreement terminated upon his resignation on September 13, 1996. The Change-in-Control Agreements provided for the payment of a "Retention Bonus" ($800,000 for Mr. Brady, $250,000 for Mr. Rooney and $200,000 for Mr. Andrews) upon the occurrence of certain events. In connection with the Company's restructuring activities in 1996 and its continued efforts to sell the Company, the Retention Bonuses for Messrs. Brady, Rooney and Andrews were paid in December 1996. In addition, the change in Control Agreements provided that if there is a Qualifying Termination after a Change-in-Control, the officer is entitled to receive a lump sum cash amount equal to two times the officer's highest rate of annual base salary in effect at any time after the date of the execution of the Change-in-Control Agreement (which amount is reduced over time following the Change-in-Control), together with a pro rata portion of bonus for the year and payments of certain accrued benefits. A "Qualifying Termination" means, among other things, a termination by the officer for any reason on the date six months following consummation of the sale of Sheridan Systems, which date was February 27, 1997.

     On March 3, 1997, in connection of the Company's restructuring of the corporate staff, the Company and Messrs. Brady, Andrews, and Rooney, respectively, agreed on the manner in which potential obligations pursuant to the Change-in-Control Agreements (as well as Mr. Brady's employment agreement) and certain other benefit plans would be satisfied. All cash payments due to Messrs. Brady and Andrews under the agreements were paid on March 18, 1997, in the amount of $622,933 for Mr. Brady and $355,655 for Mr. Andrews, and the Company made the SRP payments described below. Mr. Rooney agreed to continue his services with the Company on the terms described below. Messrs. Brady and Andrews agreed to continue their services with the Company on a month-to-month basis at their current salary, but without car allowance and certain other benefits, to assist in certain transition matters and in preparing for the Company's annual meeting. Mr. Brady resigned on May 28, 1997 and Mr. Andrews' month-to-month retention continues. Either the Company or Mr. Andrews may terminate the employment arrangement at any time. In satisfaction of the Company's obligations under the Change-in-Control Agreements, the Company will continue medical, dental and life insurance benefits for Messrs. Brady and Andrews, respectively, until the earlier of September 3, 1998 or the date on which such officer obtains comparable coverage under another employer's plans.

  Other Agreements

     The Company and each of Messrs. Brady, Rooney and Andrews entered into agreements regarding supplemental retirement benefits ("SRP"). These agreements generally provided, subject to certain exceptions, that upon normal retirement at age 65, such persons are entitled to receive a fixed monthly cash payment for life of 3 1/2% of their final average monthly compensation times their years of service (up to a maximum of 15 years), provided, however, that such supplemental benefits be reduced by the actuarial value of all other retirement benefits payable to such persons from all the Company's other sponsored retirement programs. These agreements were terminated on March 18, 1997 in connection with the satisfaction of the Company's obligations under the Change-in Control Agreements and lump sum payments were made in the amount of $261,952 to Mr. Brady, $739,634 to Mr. Rooney, and $78,600 to Mr. Andrews.

     The Company and Mr. Rooney have agreed that Mr. Rooney will serve as CEO and President of the Company at an annual salary of $225,000, together with continuation of Mr. Rooney's current bonus plan (with a target level of 40% of his base salary) and benefits. Mr. Rooney was also awarded an additional 72,000 options under the Company's 1994 Long Term Incentive Plan. In the event Mr. Rooney's employment is terminated, Mr. Rooney will receive a severance payment equal to 21 months of his previous salary, outplacement services and continuation of benefits for the lesser of 2 years or the date on which Mr. Rooney obtains comparable coverage under another employer's plan.

REPORT OF THE COMPENSATION COMMITTEE

     As referenced previously, the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code on May 17, 1993. On October 13, 1993, the Company's Plan was consummated and accordingly, the Company's Bankruptcy Proceeding effectively terminated (other than as to the resolution of disputed claims) and a new Board of Directors was appointed. All compensation matters were subject to the jurisdiction of the Bankruptcy Court from May 17, 1993 to October 13, 1993.

     On October 29, 1993 the new Board of Directors appointed a Compensation Committee consisting of three outside directors. During Fiscal 1997, the Compensation Committee continued to evaluate the Company's compensation plans. In June, 1997 the present members of the Compensation Committee were elected. Among its responsibilities, the Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board concerning executive compensation matters. The foundation of the executive compensation program is based on guiding principles that ensure that senior managers are rewarded appropriately for their contributions to the Company's profitability and growth while supporting the Company's business objectives and stockholder interests. Companies used in comparative analyses for the purpose of determining each executive officer's salary are selected periodically with the assistance of professional compensation consultants. Selection of such companies is based on a variety of factors, including industry classification. The companies used in these comparative analyses include some of the companies in the Peer Group used in the Performance Graph, as well as other companies.

     In reviewing future compensation arrangements, the Compensation Committee will evaluate its recommendations based upon the following objectives:

     - Executive Compensation Programs shall support the attainment of the Company's short-term and long-term strategic and financial objectives.

     - Total compensation shall represent competitive levels of compensation when compared to the financial performance and compensation levels of executives of comparable companies against which the Company competes for management talent.

     - Performance-related pay shall be a significant component of total compensation placing a significant portion of an executive officer's compensation at risk.

     Based on available data, the Company believes the base salaries of its executives are set at or slightly below the levels of comparable companies in the Company's industry. Individual salary increases are awarded at the discretion of the Compensation Committee.

     Cash bonuses and long-term incentive compensation of executives are designed to compensate at market levels. For Fiscal 1997, the executives' short-term cash bonus awards were contingent upon achievement of net income, cash flow and revenue goals, as well as certain operational objectives. Amounts paid under the Executive Incentive Compensation Plan to the Named Executive Officers are set forth in the "Bonus" column of the Summary Compensation Table.

  (a) CEO Compensation

     On September 19, 1994, the Company hired J. D. Brady as Chairman, President and Chief Executive Officer at an annual salary of $350,000., and a bonus plan with a target level of 40% of his base salary. In determining the base salary and other benefits of Mr. Brady, the Committee considered his compensation comparable to positions at comparable companies in the industry. Given the changes in the strategic direction of the Company in Fiscal 1996 and 1997, no changes were made in Mr. Brady's compensation and no additional awards granted under the 1994 Long Term Incentive Plan for such years.

     On May 28, 1997, Mr. Rooney became the Chief Executive Officer and President of the Company on the terms outlined above. In determining the base salary and other compensation of Mr. Rooney, the Committee considered his salary level and other compensation relative to positions at comparable companies in the industry.

     In response to the provisions included in the Omnibus Budget Reconciliation Act of 1993 ("1993 Revenue Act"), tax deductibility is only one of the factors that is taken into consideration in designing the executive compensation program. It is the present intent of the Company to take the necessary steps to conform its compensation to comply with the 1993 Revenue Act; however, the Compensation Committee may implement programs that provide for non-deductible compensation in the event that it is deemed in the best interests of the Company and its stockholders.

  (b) Compensation Policies and Plans

     A. Base Salary

          The Company's overall salary structure is reviewed annually, using outside executive compensation surveys for certain positions to ensure that it remains competitive. Base salaries of its executives are set at approximately the 50th percentile of comparable companies. Positions are classified within the salary structure on the basis of assigned responsibilities. The salary mid-point of a grade assigned to a position is the salary level that approximates the Company's judgment, based on an evaluation of the latest survey information available, as to appropriate compensation levels.

          Individual base salaries of executives generally are reviewed annually; however, salaries are not necessarily increased each year. Decisions relating to salary increases are based upon guidelines furnished by senior management, but are awarded in the discretion of the Compensation Committee. Salary increases are granted based on each executive's performance as well as position in the applicable salary range.

     B. Incentive Compensation Plans

          The Company maintains an annual Executive Incentive Compensation Plan ("EICP") which is administered by the Compensation Committee. In addition to the executive officers, approximately 30 management employees participate in the EICP based upon recommendations of the executive officers of the Company and approval by the Compensation Committee, with target bonuses of up to 40% of base salary and a cap of 200% of the target levels. The plan also allows discretionary payments in an amount equal to 3% of the actual bonus pool to nonparticipants in the plan. Actual awards are subject to the discretion of the Board of Directors. Operating performance targets are established at the beginning of each year by the Compensation Committee and vary depending upon the needs of the Company's business. Generally, the operating performance targets are a function of net income, revenue, cash flow, and certain operational objectives. In Fiscal 1997, performance targets were based on operating income, net income, revenue growth, and certain customer satisfaction (operational) objectives. Awards totaling $356,943 were earned for Fiscal 1997.

     C. Long Term Incentives

          The Company maintains the 1994 Long Term Incentive Plan as a stock-based means of compensating executive officers and management employees. The 1994 Long Term Incentive Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock awards and performance plan awards. The Compensation Committee administers the 1994 Long Term Incentive Plan and has sole discretion to determine those employees to whom awards will be granted, the number of awards and the time periods during which the awards may be exercised. Awards made under the 1994 Long Term Incentive Plan are intended to provide key employees with additional incentives designed to enhance the profitable growth of the Company as well as the value of the Company's Common Stock.

     D. Retirement Plans

          The Company maintains retirement programs for approximately 712 U.S. based employees and the Named Executive Officers participate on the same basis as all other eligible employees. The programs are comprised of a profit sharing plan and 401(k) savings plans. Contributions by the Company to the profit sharing plan are discretionary with the Board of Directors. For Fiscal 1997, no contribution was made to the profit sharing plan. For the Named Executive Officers, the sum of amounts listed in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 8 is included as compensation for the purposes of calculation of profit sharing contributions. The 401(k) savings plan permits participants to defer a portion of their eligible compensation subject to limitations established by federal law. The Company makes matching contributions of 60 cents per each dollar of deferred compensation up to 6% of eligible compensation. For Fiscal 1997, the Company contributed approximately $814,389 to the 401(k) savings plan to a total of 536 employees. It is the present intention of the Company to continue to maintain the profit sharing plans and 401(k) savings plans.

     E. Other Benefits

          Certain sales and management employees, including the Named Executive Officers, receive a car allowance ranging from $300 up to $600 per month. The amount is grossed up for taxes in the case of executive officers. Additionally, executive officers receive certain personal benefits customary in the industry, including financial planning and income tax preparation.

        MANAGEMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                         JEFFREY D. BENJAMIN, CHAIRMAN
                              ROBERT N. DANGREMOND
                            ROBERT E. ANDERSON, III
                                 JEFF M. MOORE

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative stockholder return on its Common Stock to the Standard & Poor's 500 Composite Index and a Peer Group Index for the period from December 6, 1993 (the date on which the Common Stock opened for trading on the American Stock Exchange) through July 31, 1997.

        Measurement Period           MULTIGRAPHICS,                             BROAD
      (Fiscal Year Covered)               INC.            PEER GROUP           MARKET
12/6/93                                        100.00             100.00             100.00
1993                                           101.32              95.47             101.21
1994                                            94.74              89.52             102.55
1995                                            61.18             130.21             141.09
1996                                            46.05             154.36             173.48
1997                                            11.22             198.09             225.88

     The Peer Group selected by the Company is composed of 22* publicly held companies which participate in one or more industry, groups which are similar to the Company. The companies included in the Peer Group are as follows:

     AFP Imaging, Corporation
     Canon Inc. (ADR)
     Chyron Corporation
     Cohu Inc.
     Concord Camera Corporation
     Danka Business System (ADR)
     Eastman Kodak Company
     Electrocon Automation
     Fuji Photo Film (ADR)
     General Binding Corporation
     Gradco Systems, Inc.
     HMG Worldwide Corporation
     Matthews Studio Equipment (GR)
     Oce-Van Der Grinten N.V.
     Photo Control Corporation
     Photo Matrix Inc.
     Pitney Bowes Inc.
     Polaroid Corporation
     PrimeSource Corporation
     Showscan Entertainment
     THT Inc.
     Xerox Corporation

     * David White, Inc. and Spatialight Inc. have been removed from the Peer Group; Spatialight has been delisted and David White, Inc. was acquired by Choucroute Partners.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any known failure to file by these dates during Fiscal 1997. All of these filing requirements were satisfied by the directors and officers of the Company. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports filed with the Commission and sent to the Company.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals submitted for presentation at the 1998 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no later than June 15, 1998.

                            EXPENSES OF SOLICITATION

     The costs of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders and the Proxy Statement will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's stock and will reimburse them for their expenses. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone or telegraph. In addition, the Company has retained Corporate Investors Communications, Inc. to assist with the solicitation for a fee of $2,500 plus expenses.

                                 OTHER BUSINESS

     It is not intended that any business other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement will be brought before the Meeting. If any other matters are properly presented for action at the Meeting, it is intended that the persons named in the accompanying proxy will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

                                          By Order of the Board of Directors,

                                          Steven R. Andrews, Secretary

Mt. Prospect, Illinois
October 20, 1997

PROXY

                             MULTIGRAPHICS, INC.
                              431 LAKEVIEW COURT
                            MT. PROSPECT, IL 60056

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON NOVEMBER 21, 1997


The undersigned hereby constitutes and appoints Thomas D. Rooney, Steven R. Andrews and Gregory T. Knipp and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of MULTIGRAPHICS, INC., to be held at the Westin O'Hare, 6100 North River Road, Rosemont, Illinois on November 21, 1997, and at any adjournment thereof, on all matters coming before said meeting.

Election of Directors, Nominees:                COMMENTS: (change of address)

Robert E. Anderson III, Jeffrey D. Benjamin,    -----------------------------
Robert N. Dangremond, Jeff M. Moore,
Thomas D. Rooney                                -----------------------------

                                                -----------------------------

                                                -----------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the
                                                reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOXES, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                               ----------------
                                                               SEE REVERSE SIDE
                                                               ----------------

-------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, AND FOR PROPOSAL 2.

------------------------------------------------------------------------------------------------------------------
                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                 ELECTION OF DIRECTORS, AND FOR PROPOSAL 2.
-------------------------------------------------------------------------------------------------------------------
                    FOR   WITHHELD                      FOR    AGAINST  ABSTAIN
1. Election of      [ ]     [ ]      2. Approval of     [ ]      [ ]      [ ]      Change of Address/            [ ]
   Directors                            Independent                                Comments on Reverse Side
   (See Reverse)                        Accountants
                                                                                   Please mark this box if you   [ ]
For, except vote withheld from the nominees(s):                                    will personally be
                                                                                   attending the meeting

-------------------------------
--------------------------------------------------------------------------------------------------------------------

                                     Please date and sign exactly as name
                                     appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                     ------------------------------------------

                                                                           1997
                                     ------------------------------------------
                                      SIGNATURE(S)                   DATE


-------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *